EXHIBIT 99.1

THORNBURG MORTGAGE REPORTS EPS OF $2.80 FOR 2004
GENERATES EARNINGS INCREASE FOR 6TH CONSECUTIVE YEAR

➢	Book value reaches $19.47; up 16% year-over-year

➢	Annual mortgage originations of $4.3 billion; up 8% year-over-year

➢	Total assets increase to $29.2 billion; a 53% increase over prior year

➢	Strong credit underscored by 0.08% 60-day plus delinquent loans

        Santa Fe, NM, January 25, 2005 — Thornburg Mortgage, Inc. (NYSE: TMA) reported net income for the year ended December 31, 2004 of $232.6 million, or $2.80 of diluted earnings per common share, as compared to $176.5 million, or $2.71 of diluted earnings per common share for the prior year, representing a year-over-year increase of 3% on a diluted earnings per common share basis. For the fourth quarter, net income was $63.3 million, or $0.71 of diluted earnings per common share, as compared to $49.5 million, or $0.69 of diluted earnings per common share, for the quarter ended December 31, 2003, which is a 3% year-over-year increase.

        Garrett Thornburg, chairman and chief executive officer, remarked, “Thornburg Mortgage delivered another year of solid operational performance in 2004, despite challenging market conditions. In 2004, our market capitalization grew 32%, total assets increased by 53%, loan originations grew by 8%, and book value grew by 16%. Despite the Federal Reserve’s tightening of monetary policy and increased competitive pressures in the mortgage industry, we delivered earnings per share growth of 3% and a solid return on equity (ROE) of 15.6%. Importantly, shareholders enjoyed an annual total return of 17%. While we anticipate additional interest rate increases in 2005, we believe our portfolio can be responsibly managed in this environment and that the current dividend level is secure. We are confident we can continue to provide shareholders with stable earnings and the opportunity for dividend growth over time.”

        Larry Goldstone, president and chief operating officer, remarked, “In 2004, as part of our continued efforts to join innovation with responsibility, we focused on strategies that further strengthened our capital position and enhanced our loan origination business. A strong stock price in 2004 allowed us to successfully issue $495.8 million in new equity capital through our diverse capital-raising programs. The amount exceeded our annual target by 38%, and the average net share price at which these shares were issued was $27.67, equating to just a 3% discount on shares sold. Book value improved to $19.47 per common share at year-end, a 16% increase over 2003, demonstrating the positive benefit of raising new capital. In 2005, we anticipate raising approximately $420 million in equity to further strengthen our capital base, support further asset growth and boost earnings.”

        Mr. Goldstone continued, “In December 2004, we also completed our fourth loan securitization of the year. In this transaction, $1.1 billion of ARM loans were permanently financed through the issuance of collateralized debt obligations (CDOs). CDO transactions provide us with financing diversification as they reduce our reliance on reverse repurchase agreement borrowings. They also are a source of balance sheet and earnings growth because of the more efficient use of capital facilitated by these transactions. We have completed seven such transactions in the last 21 months, which we estimate allowed us to invest in an additional $3.3 billion in ARM assets. At December 31, 2004, the balance of our CDO financing had reached $6.6 billion, accounting for 25% of our borrowing sources.”

        Mr. Goldstone added, “We also further diversified our funding sources with the establishment of a $5 billion asset-backed commercial paper facility in July 2004. This program has proven to be highly successful. As of December 31, 2004, we had issued $4.9 billion of commercial paper, which accounted for 19% of our borrowing sources. With the success of this program, we are now working on increasing the size of the facility to $10 billion. Our goal is to achieve a more balanced funding mix among CDOs, commercial paper and reverse repurchase agreements.”

        Mr. Goldstone concluded, “Though a rising interest rate environment and increased competitive pressures in the mortgage market will likely slow earnings growth in 2005, our outlook remains positive. Our loan origination business continues to grow because of our innovative ARM products and exceptional customer service, our stock price remains at an attractive level for raising equity capital, and we believe our portfolio is adequately hedged for the changing rate environment. This gives us confidence that we will see continued strength across all aspects of our business in 2005 and beyond.”

Origination Activity

        Commenting on the mortgage origination program, Joseph Badal, senior executive vice president and chief lending officer, said, “We experienced an 8% increase in loan volume year-over-year although the Mortgage Bankers Association (MBA) projects that mortgage origination activity industry-wide declined 26% in 2004. We ended the year with $4.3 billion in originated ARM loans, exceeding our 2004 mortgage origination target by 16%. Even as the market grew more competitive, ARM loan originations in the fourth quarter totaled $1.1 billion. Our success in part is due to our growing network of financial intermediaries. The number of correspondent partners we work with increased 31% in 2004 to 170. Since 2001, we’ve expanded the number of participants in that program by 68% a year.”

        Mr. Badal continued, “We’ve also made great strides with our financial planner initiative, where loan production has increased, on average, 70% a year since the program’s implementation in 2002. At the end of 2004, these loans accounted for 34% of our direct retail production making it our top retail sales channel. Our growing loan servicing portfolio is also becoming a great source for new loans. During the fourth quarter, our loan servicing portfolio grew 9% to $7.2 billion, representing 15,598 customers. Referrals from these satisfied customers represented 26% of our direct retail production in 2004.”

        Mr. Badal concluded, “The outlook for our loan origination business in 2005 remains positive. Although the MBA is projecting a 17% decline in total mortgage originations in 2005, our goal is to originate $4.2 billion in mortgage loans this year — just 2.3% below 2004 originations. The Federal Reserve Board is expected to continue raising short-term interest rates at a measured pace, which should continue to favor ARM loan production. The MBA currently projects that ARMs will account for 37% of the $2.4 trillion in mortgages anticipated to be originated in 2005. We are confident, based on the strength of our unique marketing platform, private client-level service and increasing brand recognition, that we can grow our share of this ARM market. Our goal remains to increase the percentage of our annual portfolio acquisitions coming from originations, because of the higher margin potential of those assets. At December 31, 2004, our origination pipeline was $746.1 million; a level we believe is consistent with achieving our 2005 origination target.”

        The company’s credit performance remains excellent. At December 31, 2004, the company’s 60-day plus delinquent loans were only 0.08% of $10.1 billion of securitized and unsecuritized loans, up from 0.03% in the third quarter, but significantly below the industry’s delinquent conventional and prime ARM loan ratios of 1.56% and 0.61%, respectively. The company has not realized a loan loss in the past 12 quarters, and since it began acquiring loans in 1997, it has experienced cumulative credit losses of just $174,000. At December 31, 2004, loan loss reserves totaled $9.4 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio.

Fourth Quarter Results

        The company delivered solid operating results for the fourth quarter. Net income grew to $63.3 million and net interest income grew to $78.5 million, up 28% and 17%, respectively, from a year ago. ROE for the fourth quarter was 15.2% compared to 16.8% for the year ago period. Book value grew 16% to $19.47 per share, up from $16.75 a year ago. This book value calculation excludes the unrealized market value gain on our securitized ARM loans and ARM loans collateralizing CDOs, which totaled $65.3 million at December 31, 2004.

        The average portfolio yield during the fourth quarter increased to 4.07% from 3.93% in the prior quarter. The increase in the portfolio yield was offset by an increase in the company’s average cost of funds, which increased to 3.11% from 2.93% in the third quarter. This resulted in an average portfolio margin of 1.16% for the quarter compared to 1.18% for the quarter ended September 30, 2004.

        Richard Story, senior executive vice president and chief financial officer, commented, “While our average portfolio margin has begun to stabilize, it continues to be impacted by the rising interest rate environment. The Federal Reserve Board has increased short-term interest rates by 1.25% since June 2004. During this period, our yield on assets increased by 23 basis points while our cost of funds increased by 39 basis points, and, as a result, our net spread declined by 16 basis points. However, if we had not actively managed the interest rate risk in our portfolio during that time frame, our cost of funds would have increased from

1.45% in June to 2.36% in December, or 91 basis points. By pursuing a matched funding strategy, we significantly reduced the impact of rising rates on our portfolio margin by 52 basis points over the last six months.”

        Mr. Story continued, “At December 31, 2004, our hedged and fixed rate borrowings were $22.4 billion. We effectively create fixed-rate borrowings by extending the duration of our short-term borrowings with interest rate swap agreements, Eurodollar contracts, and interest rate cap agreements so that they closely match the duration of the hybrid ARMs. At the end of the fourth quarter, we calculated our duration gap to be 1.7 months, down from 2.6 months in the prior quarter. Though this protective strategy comes at a cost, as demonstrated above, it can significantly mitigate the impact of rising interest rates on our financial results.”

        The company’s ARM portfolio increased by 52% over the past 12 months, and 10% in the fourth quarter, ending the quarter with $28.7 billion of ARM assets. During the quarter, the company acquired or originated $4.9 billion of new mortgage assets at an average purchase price of 100.7%. The portfolio prepayment rate averaged 22% Constant Prepayment Rate (CPR) for the fourth quarter, down from 23% CPR in the previous quarter. At December 31, 2004, the unamortized cost basis at which the company was holding its ARM assets was 101.1%, unchanged from the prior quarter.

        The company remains committed to preserving strong asset quality. At December 31, 2004, 97.7% of ARM assets were privately issued securities rated AAA or AA, or Fannie Mae or Freddie Mac agency securities, which have an implied AAA rating. An additional 1.6% consisted of “A” quality ARM loans that were pending securitization for retention in the company’s ARM asset portfolio. At the end of the fourth quarter, 34% of the ARM portfolio consisted of loans securitized by the company.

        The company will host a dial-in conference call on Wednesday, January 26, 2005 at 10:30 a.m. Eastern, to discuss fourth quarter and year-end results. The teleconference dial-in number is (800) 288-8961. A replay of the call will be available beginning at 2:00 p.m. on January 26, 2005 and ending at 11:59 p.m. on February 2, 2005. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 764937. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

        Thornburg Mortgage (NYSE: TMA) is a leading single-family residential mortgage lender focused principally on the jumbo segment of the adjustable rate mortgage market. Backed by a balance sheet of $29.2 billion in high quality assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders by acquiring high quality mortgage backed securities and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

        Thornburg Investment Management, a separate investment management company founded in 1982, advises a series of eight laddered-maturity bond mutual funds, four equity mutual funds and separately managed equity and fixed income portfolios for institutional and high net worth clients and sub-advisory services.

        Both companies share three core attributes: high quality operations, innovative strategies for achieving their goals, as well as a disciplined approach to managing and controlling risk.

# # #

        Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900
ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.
STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

For Quarters Ended:

	Unaudited
	December 31, 2004	December 31, 2003
Interest income from ARM assets and cash equivalents	$276,711	$178,356
Interest expense on borrowed funds	(198,168)	(111,073)

Net interest income	78,543	67,283

Servicing income, net	1,800	518
Gain on ARM assets and hedging instruments, net	4,015	605
Hedging expense	(150)	(151)
Provision for credit losses	(291)	(1,161)
Management fee	(4,423)	(3,271)
Performance fee	(9,280)	(7,650)
Long-term incentive awards	(2,107)	(2,880)
Other operating expenses	(4,359)	(3,823)

Net income before income taxes	63,748	49,470
Income taxes	(475)	—

NET INCOME	$63,273	$49,470

Net income	$63,273	$49,470
Dividends on Series A preferred stock	—	—

Net income available to common shareholders	$63,273	$49,470

Basic and diluted earnings per share:
Net income	$0.71	$0.69

Average number of shares outstanding	89,271	72,130

Dividends declared per common share	$0.68	$0.64

Noninterest expense as a percent of average assets	0.30%	0.38%

THORNBURG MORTGAGE, INC.
STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

For the Years Ended:

	Unaudited
	December 31, 2004	December 31, 2003
Interest income from ARM assets and cash equivalents	$930,062	$589,615
Interest expense on borrowed funds	(635,794)	(355,662)

Net interest income	294,268	233,953

Servicing income, net	5,694	1,883
Gain on ARM assets and hedging instruments, net	11,570	6,005
Hedging expense	(606)	(693)
Provision for credit losses	(1,436)	(3,137)
Management fee	(16,170)	(11,510)
Performance fee	(34,611)	(27,897)
Long-term incentive awards	(9,788)	(9,923)
Other operating expenses	(15,882)	(12,177)

Net income before income taxes	233,039	176,504
Income taxes	(475)	—

NET INCOME	$232,564	$176,504

Net income	$232,564	$176,504
Dividends on Series A preferred stock	—	(3,340)

Net income available to common shareholders	$232,564	$173,164

Basic earnings per share:
Net income	$2.80	$2.73

Average number of shares outstanding	83,001	63,485

Diluted earnings per share:
Net income	$2.80	$2.71

Average number of shares outstanding	83,001	65,217

Dividends declared per common share	$2.66	$2.49

Noninterest expense as a percent of average assets	0.32%	0.42%

THORNBURG MORTGAGE, INC.
BALANCE SHEET

(Amounts in thousands)

	Unaudited
	December 31, 2004	December 31, 2003
ASSETS

Adjustable-rate mortgage (“ARM”) assets:
ARM securities, net	$18,656,045	$11,520,741

ARM loans:
Securitized ARM loans, net	2,899,985	3,687,466
ARM loans collateralizing debt obligations, net	6,720,810	3,146,961
ARM loans held for securitization, net	466,221	496,998

ARM loans	10,087,016	7,331,425

ARM assets	28,743,061	18,852,166

Cash and cash equivalents	112,622	85,366
Restricted cash and cash equivalents	12,737	51,600
Hedging instruments	144,230	40,356
Accrued interest receivable	118,273	73,702
Prepaid expenses and other	40,695	15,609

	$29,171,618	$19,118,799

LIABILITIES

Reverse repurchase agreements	$14,248,939	$13,926,858
Asset-backed commercial paper	4,905,000	—
Collateralized debt obligations (“CDOs”)	6,623,641	3,114,047
Whole loan financing facilities	285,555	369,343
Hedging instruments	26,027	113,518
Senior notes	304,173	251,080
Payable for assets purchased	815,915	—
Accrued interest payable	44,109	26,114
Dividends payable	62,495	47,350
Accrued expenses and other	66,580	31,385

	27,382,434	17,879,695

SHAREHOLDERS’ EQUITY

Common stock: par value $0.01 per share; 499,978 shares authorized, 91,904 and 73,985 shares issued and outstanding, respectively	919	740
Additional paid-in-capital	1,872,487	1,376,879
Accumulated other comprehensive loss	(90,715)	(142,778)
Retained earnings	6,493	4,263

	1,789,184	1,239,104

	$29,171,618	$19,118,799